Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction

Transcat Canada Inc.	Canada

WTT Real Estate Acquisition, LLC	New York

Cal OpEx Limited	Ireland

Cal OpEx Inc.	Delaware

Tangent Labs, LLC	Indiana